Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc. and subsidiaries:

We consent to the use of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2015, May 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the seven months ended December 31, 2015 and each of the years in the three-year period ended May 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the effectiveness of Team, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph stating that Team, Inc. acquired Qualspec Group LLC (Qualspec) in July 2015, and management excluded from its assessment of the effectiveness of Team, Inc.’s internal control over financial reporting as of December 31, 2015, Qualspec’s internal control over financial reporting associated with total assets of $36 million and total revenues of $79 million included in the consolidated financial statements of Team, Inc. and subsidiaries as of and for the seven months ended December 31, 2015. Our audit of internal control over financial reporting of Team, Inc. also excluded an evaluation of internal control over financial reporting of Qualspec.

/s/ KPMG LLP

Houston, Texas
October 11, 2016